Exhibit 99.1
Spectrum Brands, Inc.
3001 Deming Way
Middleton, WI 53562
P.O. Box 620992
Middleton WI  53562
(608) 275-3340

FOR IMMEDIATE RELEASE	Investor/Media Contact: Dave Prichard
608.278.6141

Andreas Rouvé Elected Chief Executive Officer
 of Spectrum Brands Holdings

13-Year Company Veteran Had Served as Chief Operating Officer

Middleton, WI, March 16, 2015 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a global and diversified consumer products company with market-leading brands, announced today that Andreas Rouvé, 53, has been elected Chief Executive Officer of the Company, effective April 1.  Mr. Rouvé, who has served as Chief Operating Officer since February 2014, succeeds Dave Lumley, 60, who recently announced plans to retire from the Company.

"I am honored to be able to lead our Company forward and continue to execute on our strategic plans for future growth and value creation," Mr. Rouvé said.  "We thank Dave Lumley for his dynamic leadership and countless and lasting contributions as our CEO during a period of record growth and profitability for Spectrum Brands. Our Company has a bright future, a deep and experienced global leadership team, and many opportunities to further increase our adjusted EBITDA and sustainable free cash flow as we build an even stronger Spectrum Brands."

"Andreas has provided outstanding operating and financial leadership as COO and previously in key international and European executive roles over the years," said Mr. Lumley, who has served as CEO since April 2010 and will remain a member of the Company's Board of Directors.  "I have known and worked closely with Andreas for nearly a decade and can attest to his deep knowledge and experience with Spectrum Brands' businesses. This will serve our shareholders, employees, customers and key partners well given our Company's increasing size, complexity and global reach.

"Andreas is an impressive business leader and has been a tremendous contributor to our growth and success through the years," said David Maura, Chairman of the Board of Spectrum Brands.  "Andreas is well-suited to lead our Company to the next level as we follow the same vision, strategy and direction that have served us so well to date.  I look forward to working closely with Andreas, who embodies our low-cost and high-performance operating style and our culture of ownership and accountability."

Prior to becoming COO in February 2014, Mr. Rouvé was President, International since January 2013.  Mr. Rouvé served as Senior Vice President and Managing Director of Spectrum Brands' European Battery and Personal Care business since 2007 and subsequently led the integration of the Home Appliances and Pet Supplies European businesses in 2010-2011. He joined Spectrum Brands in 2002 as Chief Financial Officer of the European Battery division.

Previously, Mr. Rouvé worked 13 years with VARTA AG in a variety of management positions, including Chief Financial Officer of VARTA Portable Batteries from 1999-2002, Managing Director Asia from 1997-1999 and Director of Finance of 3C Alliance L.L.P., a U.S. joint venture of VARTA, Duracell and Toshiba, from 1995-1997.

Mr. Rouvé holds a Master's of Business Administration (Diplom-Kaufmann) from the University of Mannheim in Germany and a Doctor of Economics and Social Science from the University of Linz in Austria.
About Spectrum Brands Holdings, Inc.
Spectrum Brands Holdings, a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders' hardware, faucets, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, and personal insect repellents. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, VARTA®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister™, Remington®, George Foreman®, Black + Decker®, Farberware®, Tetra®, Marineland®, Nature's Miracle®, Dingo®, 8-in-1®, FURminator®, IAMS®, Eukanuba®, Digest-eeze™, Healthy-Hide®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot®, Black Flag® and Liquid Fence®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 160 countries. Based in Middleton, Wisconsin, Spectrum Brands Holdings generated net sales of approximately $4.43 billion in fiscal 2014.  For more information, visit www.spectrumbrands.com.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as expected sales, adjusted EBITDA, debt reduction and leverage, and other measures of financial performance, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like "future," "anticipate", "intend," "plan," "estimate," "believe," "expect," "project," "forecast," "could," "would," "should," "will," "may," and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings' ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) our ability to integrate and realize synergies from our recent acquisitions and any possible future acquisitions, (3) risks related to changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings' ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) Spectrum Brands Holdings' ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in the securities filings of each of Spectrum Brands Holdings, Inc. and Spectrum Brands, Inc., including each of their most recently filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q.

Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management's reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

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